Exhibit 99.1

CENDANT ANNOUNCES COMPLETION AND FUNDING OF TENDER OFFERS AND

PRE-FUNDING OF NOTES DUE IN 2006

NEW YORK, July 31, 2006—Cendant Corporation (NYSE:CD) today announced the payment of the tender offer consideration and consent payments for its previously announced tender offers and consent solicitations for its $800 million of 6.250% Senior Notes due 2008 (CUSIP Number: 151313AQ6), $350 million of 6.25% Senior Notes due 2010 (CUSIP Number: 151313AR4), $1.2 billion of 7.375% Senior Notes due 2013 (CUSIP Number: 151313AP8) and $250 million of 7.125% Senior Notes due 2015 (CUSIP Number: 151313AS2). More than 96% of each series of Notes were validly tendered and the Company has accepted for payment all such tendered Notes.

In addition, the Company has pre-funded the payment of the aggregate outstanding principal and accrued and unpaid interest through maturity on $100 million of 4.89% Senior Notes due 2006 and $850 million of 6 7/8% Notes due 2006, each of which mature in August 2006. Pursuant to the indenture governing these Notes, the Company made an irrevocable deposit with the trustee of the pre-funded amount and the trustee discharged the Company’s obligations under the indenture.

Banc of America Securities LLC, Barclays Capital Inc., J.P. Morgan Securities Inc. and Merrill Lynch & Co. acted as the Lead Joint Dealer Managers for the tender offers and Lead Solicitation Agents for the consent solicitations.

About Cendant Corporation

Cendant is now comprised of its Travelport and Avis Budget Group businesses.

Media Contact:

Elliot Bloom

Cendant Corporation

212-413-1832

Investor Contacts:

am Levenson

Cendant Corporation

212-413-1834

Henry A. Diamond

Realogy Corporation

212-413-1920